Exhibit 23.1

Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Employee Stock Purchase Plan of Blue Coat Systems, Inc. of our reports dated July 10, 2007, with respect to the consolidated financial statements and schedule of Blue Coat Systems, Inc., management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, of Blue Coat Systems, Inc., included in its Annual Report (Form 10-K) for the year ended April 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

San Jose, California

March 5, 2008